Exhibit 10.28

ARIBA, INC.
807 11th Avenue
Sunnyvale, CA 94089

February 26, 2002

James Steele
807 11th Avenue
Sunnyvale, CA 94089

Dear Jim:

For good and valuable consideration, Ariba, Inc. (the “Company”) is pleased to offer you the following severance arrangement:

1.    Severance Pay.    If the Company terminates your employment for any reason other than Cause or Permanent Disability, then the Company will continue to pay your cash compensation for a period of 12 months following the termination of your employment (the “Continuation Period”). For this purpose, your “cash compensation” will be deemed to be the sum of:

(a)    Your base salary at the rate in effect at the time of the termination of your employment; plus

(b)    The lesser of (i) the sum of your actual bonuses for the last four completed fiscal quarters preceding the termination of your employment or (ii) your target bonuses for those four completed fiscal quarters.

Your cash compensation will be paid in accordance with the Company’s standard payroll procedures.

However, this Paragraph 1 will not apply unless you (a) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have returned all Company property. In addition, all payments under this Paragraph 1 will be discontinued immediately if you fail to comply with Paragraph 2, 3, 4 or 5 below.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between you and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) a conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) gross negligence or willful misconduct or (f) a continued failure to perform assigned duties after

James Steele
February 26, 2002

receiving written notification of the failure from the Company’s Chief Executive Officer. The foregoing is not an exclusive list of all acts or omissions that the Company may consider as grounds for your termination without Cause.

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

2.    Non-Solicitation.    While you render services to the Company and during the Continuation Period (if any), you agree that you will not directly or indirectly, personally or through others, solicit or attempt to solicit the employment of any employee of the Company or any of the Company’s affiliates, whether on your own behalf or on behalf of any other person or entity. The term “employment” for purposes of this Paragraph 2 means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise. You and the Company agree that this provision is reasonably enforced as to any geographic area in which the Company conducts its business.

3.    Non-Competition.    While you render services to the Company and during the Continuation Period (if any), you agree that you will not:

(a)    Directly or indirectly, individually or in conjunction with others, engage in activities that compete with the Company or work for any entity that is part of the Company’s Market;

(b)    Solicit, serve, contract with or otherwise engage any existing or prospective customer, client or account of the Company on behalf of any entity that is part of the Company’s Market; or

(c)    Cause or attempt to cause any existing or prospective customer, client or account of the Company to divert from, terminate, limit or in any manner modify, or fail to enter into, any actual or potential business relationship with the Company.

You and the Company agree that this provision is reasonably enforced with reference to any geographic area in which the Company maintains any such relationship. For purposes of this Paragraph 3, the Company’s “Market” means (i) all companies that derive their revenue primarily from e-procurement software sales or sales of software or services aiding companies in sourcing activities; and (ii) those companies set forth on Exhibit A hereto. You and the Company agree that the Company’s Market is global in scope.

You and the Company further agree that if any provision set forth in this paragraph is not enforceable under the laws of the state in which you are employed following the termination of your employment with the Company, nothing in this Agreement shall prohibit you from engaging

James Steele
February 26, 2002

in such lawful conduct; provided however, that if you elect to do so your rights to any of the severance pay set forth in section 1 above shall be discontinued immediately.

4.    Cooperation and Non-Disparagement.    You agree that, during the Continuation Period, you will cooperate with the Company in every reasonable respect and will use your best efforts to assist the Company with the transition of your duties to your successor. You further agree that, during the Continuation Period, you will not in any way or by any means disparage the Company, the members of the Company’s Board of Directors or the Company’s officers and employees.

5.    Disclosure.    You agree that, during the Continuation Period, you will inform any new employer or other person or entity with whom you enter into a business relationship, before accepting employment or entering into a business relationship, of the existence of Paragraphs 2, 3 and 4 above.

6.    Employment Relationship.    Notwithstanding the foregoing, employment with the Company is for no specific period of time. Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

7.    Withholding Taxes.    All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

8.    Entire Agreement.    This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company with respect to the subject matter hereof.

9.    Severability.    If any provision of this letter agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then that provision will be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then the provision will be stricken and the remainder of this letter agreement will continue in full force and effect. If any provision of this letter agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”), then that provision will be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this letter agreement will continue in full force and effect without impairment or limitation.

James Steele
February 26, 2002

10.    Arbitration.    You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Santa Clara County or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

This arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and returning

James Steele
February 26, 2002

them to me. This offer, if not accepted, will expire at the close of business on                          , 200    .

Very truly yours, ARIBA, INC.

By:	/s/ ROBERT M. CALDERONI
Title:

I have read and accept this employment offer:

/s/ JAMES W. STEELE Signature of James Steele

Dated: February 26, 2002

James Steele
February 26, 2002

Exhibit A

[*]

*	Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.